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Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except  per share data)                                                     Quarter Ended          Six Months Ended
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                                                                                        July 2,     July 4,       July 2,    July 4,
                                                                                         2000        1999          2000        1999
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
Average number of common shares used in basic calculation                                25,332      28,756       25,329      29,824
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                               -             1          -             1
Shares issuable on assumed conversion of convertible
      preferred securities                                                                  -  *      7,774          -   *     7,774
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Average number of common shares used in diluted calculation                              25,332      36,531       25,329      37,599
============================================================================================================ =======================

Net earnings                                                                            (1,665)       5,968      (2,202)      11,920
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                             - *      1,407           - *      2,733
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Net earnings for computation of diluted earnings per common share                 $     (1,665)       7,375      (2,202)      14,653
============================================================================================================  ======================

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Basic earnings (loss) per common share                                            $      (0.07)        0.21       (0.09)        0.40
============================================================================================================  ======================

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Diluted earnings (loss) per common share                                          $      (0.07)*       0.20       (0.09)*       0.39
============================================================================================================  ======================


    * Diluted earnings (loss) per share ("EPS") for the quarter and six months ended July 2, 2000 increases from $(0.07) to $(0.01) and from
         $(0.09) to $0.02,  respectively,   when  the   Convertible   Preferred
         Securities are included in the calculation. As those shares are antidilutive, they are excluded from the computation of diluted EPS.

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